Exhibit 4.13

THE BERISFORD

1995 EXECUTIVE SHARE OPTION SCHEME

Incorporating amendments adopted

up to and including 18 November 2003

New Bridge Street Consultants

Tallis House

2 Tallis Street

London EC4Y 0BJ

Ref: N\2057\ESOS95.MJTv2.1

Inland Revenue ref: X7610

1.	Definitions and Interpretation

(1)	In this Scheme, unless the context otherwise requires:-

“the Board” means the board of directors of the Company or a committee appointed by such board of directors;

“the Company” means Berisford plc (registered in England and Wales No. 109849);

“the Grant Date” in relation to an option means the date on which the option was granted;

“Group Member” means:-

(a)	a Participating Company, or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company; or

(b)	a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose.

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“The London Stock Exchange” means London Stock Exchange plc;

“Participant” means a person who holds an option granted under the Scheme;

“Participating Company” means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons, one of them being the Company, and to which the Board has with the approval of the Inland Revenue resolved that the Scheme shall for the time being extend;

“Remuneration Committee” means the Remuneration and Nominations Committee of the Board;

“Schedule 4” means Schedule 4 to ITEPA 2003;

“the Scheme” means the Berisford 1995 Executive Share Option Scheme as herein set out but subject to any alterations or additions made under Rule 8 below;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is under the control of the Company within the meaning of section 840 of the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 94.

(2)	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3)	For the purposes of paragraph 35A of Schedule 4, the retirement age shall be age 55.

2.	Eligibility

(1)	Subject to sub-rule (3) below, a person is eligible to be granted an option under the Scheme if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)	For the purposes of sub-rule (1) above:-

(a)	a person shall be treated as a full-time executive director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company the whole or substantially the whole of his working time, and in any event not less than 25 hours a week;

(b)	a qualifying employee, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

(3)	A person is not eligible to be granted an option under the Scheme at any time:-

(a)	within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment, or

(b)	when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 9.

3.	Grant of Options

(1)	Subject to sub-rule (2) below and Rule 4 below, the Board may grant to any person who is eligible to be granted an option under the Scheme an option to acquire shares in the Company which satisfy the requirements of paragraphs 15 to 20 of Schedule, upon the terms set out in the Scheme and upon such other objective terms as the Board may specify; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

(2)	An invitation to apply for an option under the Scheme (which shall be in such form as the Board may determine) may only be given:-

(a)	within the period of 6 weeks beginning with the date on which the Scheme is approved by the Company in general meeting, the date on which the Scheme is approved by the Inland Revenue under Schedule 9, or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof; and

(b)	within the period of 10 years beginning with the date on which the Scheme is approved by the Company as aforesaid;

provided that an option may, if the Board so determines, be granted within any of the said periods without the issue of any invitation.

(3)	There shall be no monetary consideration for the grant of any option under the Scheme, and accordingly any such option shall be granted by deed.

(4)	The price at which shares may be acquired by the exercise of an option granted under the Scheme shall be determined by the Board before the grant thereof, but shall not be less than:-

(a)	if shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the middle-market quotation of shares of that class (as derived from that List) on the Grant Date (or such other dealing day or days as may be agreed with the Inland Revenue);

(b)	if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Scheme with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue); or

(c)	except in the case of an option to acquire shares otherwise than by subscription, the nominal value of those shares.

(5)	An option granted under the Scheme to any person:-

(a)	shall not, except as provided in Rule 5(3) below, be capable of being transferred by him; and

(b)	shall lapse forthwith if he is adjudged bankrupt.

4.	Limits

(1)	Subject to any adjustment under Rule 7 below, no options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares which shall have been or may be issued in pursuance of options granted under the Scheme to exceed 15,000,000.

(2)	No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 years ending at that time under the Scheme or under any other executive share option scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

(3)	No options shall be granted under the Scheme in the period of 4 years beginning with the date on which the Scheme was approved by the Company in general meeting which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in that period under the Scheme or under any other executive share option scheme adopted by the Company to exceed such number as represents 2.5 per cent. of the ordinary share capital of the Company in issue at that time.

(4)	Except where the limit set out in sub-rule (5) below is and has at all times been complied with, no options shall be granted under the Scheme in the period of 3 calendar years beginning with the year 1995 or any successive period of 3 years which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the 3-year period in question, or been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 3 per cent. of the ordinary share capital of the Company in issue at that time.

(5)	The limit referred to in sub-rule (4) above is that no options shall be granted under the Scheme in the period of 5 years beginning with the date on which the Scheme was approved by the Company in general meeting which would, at the time they are granted, cause:-

(a)	the number of shares which shall have been or may be issued in pursuance of options granted in the period of 5 years ending at that time, or shall have been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time, or

(b)	the number of shares which shall have been or may be issued in pursuance of options granted in the period of 5 years ending at that time under the Scheme or under any other executive share option scheme so adopted to exceed such number as represents 3 per cent. of such ordinary share capital.

(6)	No options shall be granted under the Scheme which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 years ending at that time, or been issued in that period otherwise than in pursuance of options, under the Scheme or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

(7)	No person shall be granted options under the Scheme which would, at the time they are granted,

cause the market value of the shares in the Company for which he may subscribe in pursuance of options granted to him in the period of 10 years ending at that time under the Scheme or under any other executive share option scheme adopted by the Company, to exceed 4 times the higher of the total remuneration (excluding benefits in kind) expressed as an annual rate payable by the Participating Companies to him as at that time and the total remuneration (excluding benefits in kind) received by him in the preceding 12 months in respect of his office or employment with the Participating Companies; and for the purposes of this sub-rule:-

(a)	any option which shall have been released to any extent shall be treated to that extent as if it were still exercisable; and

(b)	shares in a Participating Company shall not be regarded as benefits in kind.

(8)	No person shall be granted options under the Scheme which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him after 5th April 1984 under the Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 4 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000 or such other limit as shall from time to time apply for the purpose of paragraph 6(1) of Schedule 4.

(9)	Where a payment of remuneration or emoluments is made otherwise than in sterling, the payment shall be treated for the purposes of this Rule as being of the amount of sterling by applying such rate of exchange published on the Grant Date in a national newspaper as the Board shall reasonably determine.

(10)	For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:-

(a)	in the case of an option granted under the Scheme, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(4) above;

(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 22(4) of Schedule 4, such earlier time or times as may be provided in the agreement; and

(c)	in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(11)	Any option granted under the Scheme shall be limited and take effect so that the above limits are complied with.

5.	Exercise of Options

(1)	The exercise of any option granted under the Scheme shall be effected in such form and manner as the Board may from time to time prescribe.

(2)	Subject to sub-rules (3) and (4) below and to Rule 6 below, an option granted under the Scheme may not be exercised:-

(a)	before the third anniversary of the Grant Date; or

(b)	if the relevant condition is not satisfied;

and in paragraph (b) above, the relevant condition is a condition related to performance which constitutes a term specified by the Board as mentioned in Rule 3(1) above or, if there is no such condition, the condition in the Schedule hereto.

(3)	If any Participant dies before exercising an option granted to him under the Scheme and at a time when he is either a director or employee of a Group Member or entitled to exercise the option by virtue of sub-rule (4) below, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(4)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Scheme:-

(a)	if he so ceases by reason of injury, disability, redundancy (within the meaning of the Employment Rights Act 1996) or retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (3) above must, if at all) be exercised within the period which shall expire on whichever shall be the latest of:-

(i)	12 months after his so ceasing;

(ii)	42 months after the last date prior to his so ceasing on which he was granted an option under the Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 which he holds at the date of his so ceasing; or

(iii)	42 months after the last date prior to his so ceasing on which he exercised an option (not being one granted under a savings related share option scheme) in circumstances in which either of the conditions referred to in paragraph 524(1)(b) of ITEPA 2003 was met;

(b)	if he so ceases for any other reason, the option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to sub-rule (3) above must, if at all) be exercised to the extent permitted by the Board within the period mentioned in paragraph (a) above

(5)	A Participant shall not be treated for the purposes of sub-rule (4) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 (or otherwise returns to work if the Board so determines) before exercising an option under the Scheme shall be treated for those purposes as not having ceased to be such a director or employee.

(6)	Notwithstanding any other provision of the Scheme, an option granted under the Scheme may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.

(7)	A Participant shall not be eligible to exercise an option under the Scheme at any time when he is not eligible to participate in the Scheme by virtue of paragraph 8 of Schedule 4.

(8)	Within 30 days after the notice has been received by the Company, the Board on behalf of the Company shall procure the issue or transfer to the participant of the number of the Shares specified in the notice and the Participant shall be deemed to be the holder of record of such Shares on the date that proper notice of exercise of the Option is delivered to the Company unless the Board considers that the issue or transfer of the said Shares would not be lawful in the relevant jurisdiction.

(9)	All shares allotted under the Scheme shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

(10)	If shares of the same class as those allotted under the Scheme are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any shares so allotted to be admitted to that List.

(11)	This rule applies if the Board considers that:

(a)	a Participant may be liable to tax, primary social security contributions or other amounts on the exercise of his option and/or on his option becoming exercisable; and

(b)	any other person will have to make a payment to the appropriate authorities on account of that liability.

The Participant must either pay that person the amount which it needs to pay the appropriate authorities or agree to other arrangements approved by the Company. If he does not do so within such period not exceeding 14 days as is specified by the Company, then, to the extent necessary to make sure that the person is reimbursed for the amount due to the appropriate authorities, the Participant will be deemed to have exercised his option, authorised the disposal of the shares issuable or transferable upon the exercise and the payment of the net proceeds of sale to that person.

6.	Takeover, Reconstruction and Winding-up

(1)	If any person obtains control of the Company (within the meaning of section 840 of the Income and Corporation Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (3), (4) and (6) of Rule 5 above, an option granted under the Scheme may be exercised within one month (or such longer period as the Board may permit) of such notification.

(2)	For the purposes of sub-rule (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3)	If any application is made to the Court under section 425(1) of the Companies Act 1985 to order a meeting in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Board may permit any option granted under the Scheme, subject to sub-rules (3), (4) and (6) of Rule 5 above, to be exercised until the time of the meeting or, if the application is refused, the time of the refusal.

(4)	If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and any option granted under the Scheme may, subject to sub-rules (3), (4) and (6) of Rule 5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Scheme) lapse on the expiration thereof.

(5)	If any company (“the acquiring company”):-

(a)	obtains control of the Company as a result of making -

(i)	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii)	a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under the Scheme, or

(b)	obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4), by agreement with the acquiring company, release any option granted under the Scheme which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) of Schedule 4).

(6)	The new option shall not be regarded for the purposes of sub-rule (5) above as equivalent to the old option unless the conditions set out in paragraph 27(4) of Schedule 4 are satisfied, but so that the provisions of the Scheme shall for this purpose be construed as if:-

(a)	the new option were an option granted under the Scheme at the same time as the old option;

(b)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1(1) above and the reference to “the Board” in Rule 5(6) above, the expression “the Company” were defined as “a company whose shares may be acquired by the exercise of options granted under the Scheme”;

(c)	Rule 8(2) below was omitted;

(d)	the relevant condition referred to in Rule 5(2)(b) above were satisfied.

7.	Adjustment of options for variation of share capital

(1)	Subject to sub-rule (3) below, in the event of a capitalisation or rights issue (whenever effected) or of any increase or variation of the share capital of the Company (whenever effected) by way of sub-division, consolidation, reduction or otherwise the Board, with the approval of the Remuneration Committee, may make such adjustments as it considers appropriate under sub-rule (2) below.

(2)	An adjustment made under this sub-rule shall be to one or more of the following:-

(a)	the number of shares in respect of which any option granted under the Scheme may be exercised;

(b)	the price at which shares may be acquired by the exercise of any such option;

(c)	where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired;

(d)	the numeric limit contained in Rule 4(1) above.

(3)	At a time when the Scheme is approved by the Inland Revenue under Schedule 4, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(4)	An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

(5)	As soon as reasonably practicable after making any adjustment under sub-rule (2) above, the Board shall give notice in writing thereof to any Participant affected thereby.

8.	Alterations

(1)	Subject to sub-rules (2), (4) and (5) below, the Board may at any time alter or add to all or any of the provisions of the Scheme, or the terms of any option granted under it, in any respect (having regard to the fact that, if an alteration or addition which does not solely relate to a specified term is made at a time when the Scheme is approved by the Inland Revenue under Schedule 4, the approval will not thereafter have effect unless either the Inland Revenue have approved the alteration or addition or approval is not required by Paragraph 30 of Schedule 4 in order for the Approved Part of the Scheme to retain its approved status under Schedule 4).

(2)	Subject to sub-rule (3) below, no alteration or addition to the advantage of Participants shall be made under sub-rule (1) above without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)	Sub-rule (2) above shall not apply to:-

(a)	any minor alteration or addition to benefit the administration of the Scheme to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member, or

(b)	any alteration or addition solely relating to a special term.

(4)	No alteration or addition to the disadvantage of any Participant shall be made under sub-rule (1) above unless:-

(a)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

(5)	No alteration or addition which solely relates to a specified term shall be made under sub-rule (1) above unless:-

(a)	there shall have occurred an event which shall have caused the Remuneration Committee reasonably to consider that the specified term would not, without the alteration or addition, achieve its original purpose, and

(b)	the Remuneration Committee shall act fairly and reasonably in making the alteration or addition.

(6)	As soon as reasonably practicable after making any alteration or addition under sub-rule (1) above, the Board shall give notice in writing thereof to any Participant affected thereby and, if the Scheme is then approved by the Inland Revenue under Schedule 4, to the Inland Revenue.

(7)	Any reference in this Rule to a special term is a reference to a term specified by the Board as mentioned in Rule 3(1) above.

9.	Miscellaneous

(1)	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Scheme as a result of such termination.

(2)	In the event of any dispute or disagreement as to the interpretation of the Scheme, or as to any question or right arising from or related to the Scheme, the decision of the Board shall be final and binding upon all persons.

(3)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

(4)	In the event that shares are transferred to a Participant in pursuance of any option granted under the Scheme, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

(5)	Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

SCHEDULE

1.	The condition in this Schedule is that, looking at two associated financial years of the Company of which the later one is the third financial year after the earlier one, the earnings per share of the Company for the later one must have exceeded its earnings per share for the earlier one by an amount which, when expressed as a fraction of the last mentioned earnings per share, is not less than ((R2-R1)/R1) + 0.06, where R1 is the retail prices index for the last month in the earlier year and R2 is the retail prices index for the last month in the later year.

2.	For the purposes of this Schedule:-

(a) the earnings per share of the Company shall be calculated on the net basis as defined by SSAP No.3 or on such other basis as shall be determined by the Board;

(b) two financial years of the Company are associated if the earlier one is not earlier than the financial year of the Company last preceding the Grant Date and the later one is not later than the financial year of the Company last preceding the date on which the option is exercised;

(c) “financial year” has the same meaning as in section 742 of the Companies Act 1985;

(d) the retail prices index is the general index of retail prices (for all items) published by the Central Statistical Office of the Chancellor of the Exchequer or, if that index is not published for the month in question, any substituted index or index figures published by that Office.

3.	The Board may make such adjustments to the method of calculating the Company’s earnings per share or any other feature of the terms of this Schedule as it considers appropriate (and as the auditors for the time being of the Company shall have confirmed in writing to be in their opinion fair and reasonable) to take account of:-

(a)	any increase or variation of the share capital of the Company;

(b)	any change to SSAP No.3;

(c)	there being no earnings per share of the Company for any relevant financial year; or

(d)	or any other factors considered by the Board to be relevant.

APPENDIX

Options may be granted in accordance with such provisions as would be applicable if the provisions of the Approved Part of the Scheme were herein set out in full, mutatis mutandis, subject to the following modifications:-

1.	In the definition of “Participating Company” in Rule 1(1), delete the words “with the approval of the Inland Revenue”.

2.	Delete Rule 2(3)(b).

3.	In Rule 3(1) delete the word “objective”.

4.	In Rule 3(2)(a) replace “the Scheme” with “the Approved Part of the Scheme to which this Unapproved Part is appended”.

5.	In Rule 3(4) after the words “agreed with the Inland Revenue” insert “for the purpose of the grant of options on the same day under the Approved Part of the Scheme to which this Unapproved Part is appended”.

6.	Delete Rule 4(8).

7.	Delete Rule 5(7).

8.	Delete Rules 6(5) and 6(6).

9.	Delete Rule 7(3).

10.	In Rule 8(1), delete the words from “(having regard” to “under Schedule 4)” inclusive.

11.	Delete Rule 8(5).

12.	In Rule 8(6), delete the words from “and, if the Scheme” to “Inland Revenue” inclusive.

13.	Add, at the end of Rule 4(1) “(For the avoidance of doubt this limit includes options granted under both the Approved and Unapproved parts of the Scheme.)”.

Note: This Appendix constitutes the Unapproved Part of the Scheme.